Exhibit 99.1

WM Technology, Inc. Appoints Harry DeMott and Brent Cox to Board of Directors and Announces Executive Employment Arrangement with CFO Susan Echard

IRVINE, Calif. – February 3, 2026 – WM Technology, Inc. (“WM Technology” or the “Company”) (Nasdaq: MAPS), a leading marketplace and technology solutions provider to the cannabis industry, today announced the appointment of Harry DeMott and Brent Cox to the Company’s Board of Directors, effective February 1, 2026. The Company also announced that Susan Echard will continue to serve as Chief Financial Officer, transitioning from a contracted arrangement to employment with the Company, effective January 30, 2026.

“We are pleased to welcome Harry and Brent to WM Technology’s Board of Directors. They each bring a combination of cannabis industry perspective, technology fluency, and disciplined capital markets experience,” said Doug Francis, CEO and Chair of WM Technology. “They understand the complexities of operating in a highly regulated industry and bring deep experience advising management teams, scaling technology-enabled businesses, and serving on company boards. We look forward to their insights and guidance as we strengthen the Weedmaps marketplace and continue to chart our path forward in the evolving cannabis industry.”

Harry DeMott is an investor, operator, and board member with experience spanning cannabis and technology. He is a General Partner of Raptor Ventures, which he co-founded, and is part of the founding group at Outsider Labs, an AI startup. Mr. DeMott previously founded and served as CEO of Proper, a data company focused on the cannabis industry, and has served on public-company boards including Workhorse Group Inc., where he chaired the compensation committee, and Achari Ventures Holdings Corp., where he chaired the audit committee. He holds an A.B. in Economics from Princeton University and an M.B.A. from New York University’s Stern School of Business.

Brent Cox is a seasoned investment professional and board advisor with experience across growth and regulated businesses, including cannabis. He is the Founder and Managing Principal of Subtext Holdings, a private investment firm with an emphasis on high-growth emerging markets and regulated industries, and Co-Founder and Managing Partner of The Inception Companies, a private investment firm. He currently serves on the board of Ispire Technology (Nasdaq: ISPR), with prior cannabis board experience including MedMen, Sunday Goods, Sherbinskis, Wellgreens, and Pacific Dutch Group. Mr. Cox began his career in the Leveraged Finance Group at Jefferies & Co. and holds a B.S. in Accounting from the University of Southern California.

Exhibit 99.1
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About WM Technology
Founded in 2008, WM Technology operates Weedmaps, a leading cannabis marketplace for consumers, as well as a set of eCommerce and compliance software solutions for cannabis businesses and brands. WM Technology holds a strong belief in the power of cannabis and the importance of enabling safe, legal access to consumers worldwide.

Over the past 18 years, the Weedmaps marketplace has become the premier destination for cannabis consumers to discover and browse cannabis-related products, access daily dispensary deals, order ahead for pick-up and delivery (where applicable), and learn about the plant. The Company also offers eCommerce-enablement tools designed to help cannabis retailers and brands reach consumers, create business efficiency, and manage industry-specific compliance needs.

Headquartered in Irvine, California, the Company is committed to advocating for full U.S. legalization, industry-wide social equity, and continued education about the plant through key partnerships and cannabis subject matter experts. Visit us at www.weedmaps.com.

Media: press@weedmaps.com
Investor Relations: investors@weedmaps.com